Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

BRANDYWINE REALTY TRUST

BRANDYWINE OPERATING PARTNERSHIP, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule(2)	Amount Registered(3)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate(2)	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $.01 per share	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Equity	Preferred Stock, par value $.01 per share	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Equity	Depositary Shares	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Other	Subscription Rights	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Other	Warrants	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Debt (4)	Debt Securities	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Debt	Guarantees	Rule 456(b) and Rule 457(r)	—	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			–	–	–	–
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—

(1)

The debt securities will be issued by Brandywine Operating Partnership, L.P. The guarantees will be issued by Brandywine Realty Trust. All other securities registered hereby will be issued by Brandywine Realty Trust. The securities covered by this Registration Statement may be offered and sold or otherwise distributed separately or together with any other securities covered by this Registration Statement. This Registration Statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, as well as preferred shares distributable upon the termination of a deposit arrangement for depositary shares so offered, sold or distributed, and common shares issuable upon the exchange or conversion of preferred shares so offered, sold or distributed that are exchangeable for or convertible into common shares or upon the exercise of subscription rights or warrants so offered, sold or distributed. This Registration Statement also covers preferred shares, depositary shares, common shares, subscription rights and warrants that may be offered, sold or distributed under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the preferred shares, depositary shares, common shares, subscription rights and/or warrants. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of common shares, preferred shares, depository shares, subscription rights or warrants.

(2)	In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee.

(3)	An unspecified number of shares of securities are being registered as may, from time to time, be offered at indeterminate prices.

(4)

Debt securities issued by Brandywine Operating Partnership, L.P. will be accompanied by guarantees issued by Brandywine Realty Trust. None of the proceeds will be received by Brandywine Realty Trust for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate filing fee for the guarantees is required.

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